Exhibit 3.2

SET FORTH BELOW ARE THE CHANGES TO PARAGRAPH THIRD, SECTION F, SUBPARAGRAPH 5 OF THE COMPANY’S CERTIFICATE OF INCORPORATION. WORDS THAT ARE IN BOLD AND DOUBLE UNDERLINED WILL BE ADDED AND WORDS THAT ARE CROSSED OUT WILL BE DELETED

AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

SONESTA INTERNATIONAL HOTELS CORPORATION

Paragraph Third, Section F, Subparagraph 5:

“5.  At all elections of directors of the Corporation, (i) each stockholder entitled to vote at such election shall be entitled to one vote per share and stockholders shall not be entitled to cumulate their votes in the election of directors of the Corporation, ~~as many votes as shall equal the number of shares which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected for whom he has the right to vote and each such stockholder may cast all of such votes for a single director or may distribute them among the number so to be voted for, or for any two or more of them, as he may see fit;~~ and (ii) at all such elections the presence in person or by proxy of the holders of record of stock of the Corporation entitled to cast one-third of the votes ~~to~~ which the holders of all outstanding stock in the aggregate are entitled to cast for the election of directors shall be necessary to constitute a quorum.”